May 9, 2016
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER 2016 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $1.59 per basic share for the first quarter of 2016, a $0.05 increase from consolidated earnings of $1.54 per basic share for the first quarter of 2015.  Consolidated net income was $75.4 million for the first quarter of 2016, compared to consolidated net income of $72 million for the first quarter of 2015.  The natural gas segment had net income of $77.6 million in the first quarter of 2016 compared to net income of $78.9 million in the first quarter of 2015, while the construction services segment incurred a loss of $2.1 million in the current quarter compared to a loss of $6.9 million in the first quarter of 2015.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to John P. Hester, President and Chief Executive Officer, “We are pleased to report earnings per share of $1.59 for the first quarter of 2016, a $0.05 increase over the prior-year quarter.  We experienced solid results from our natural gas segment operations, though slightly under the results of the prior-year quarter.”  Hester added, “Favorable weather conditions helped our construction services segment to post revenues of $206 million and narrow the loss normally experienced during the first quarter.”  Hester concluded by saying, “We are also excited about hiring Paul Daily as our new construction services CEO; receiving recent approval of our Arizona holding

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company request; and filing an Arizona rate case application that requests a $32 million revenue increase and a simultaneous $42 million decrease in depreciation expense.  Our business strategy execution continues to drive value for our customers and shareholders alike.”

For the twelve months ended March 31, 2016, consolidated net income was $141.8 million, or $3.00 per basic share, compared to $142.3 million, or $3.06 per basic share, in the twelve-month period ended March 31, 2015.  Construction services results improved by $12.4 million between periods.

Natural Gas Operations Segment Results
First Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $12 million between quarters.  New customers contributed $3 million in operating margin during the first quarter of 2016, as approximately 26,000 net new customers were added during the last twelve months.  Combined rate relief in the California jurisdiction and Paiute Pipeline Company provided $3 million in operating margin.  Operating margin attributable to the Nevada conservation and energy efficiency surcharge, which was implemented in January 2016, was $4 million.  Amounts collected through the surcharge do not impact net income as they also result in an increase in associated amortization expense.  Operating margin associated with infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues increased $2 million.

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Operations and maintenance expenses increased $5.3 million between quarters due primarily to general cost increases and the timing and scope of pipeline facility maintenance services.  In addition, expenses for pipeline integrity management and damage prevention programs increased $1.6 million.  On a combined basis, depreciation and general taxes increased $8.1 million, or 12%, between quarters.  Approximately one-half of the increase was due to amortization associated with the recovery of regulatory assets, as noted above.  The other half of the increased depreciation and general tax expense reflects the impacts of a 6% increase in average gas plant in service.

Other income and deductions decreased $847,000 between quarters primarily due to lower returns associated with the cash surrender values of company-owned life insurance (“COLI”) policies and a $223,000 decrease in interest income.

Twelve Months to Date

Operating margin increased $22 million between periods including $8 million attributable to customer growth and a combined $6 million of rate relief in the California jurisdiction and Paiute Pipeline Company.  Operating margin attributable to the Nevada conservation and energy efficiency surcharge implemented in January 2016 was $4 million (a corresponding increase is reflected in amortization expense).  Operating margin associated with infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues improved $4 million.

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Operations and maintenance expenses increased $21.7 million between periods primarily due to general cost increases, higher employee-related expenses including pension costs (approximately $5 million of which resulted in increased expense), and higher legal claims and expenses.  In addition, expenses for pipeline integrity management and damage prevention programs increased by $4.7 million.  Depreciation expense and general taxes (combined) increased $15.8 million, or 6%, primarily due to a 5% increase in average gas plant in service and $6 million of amortizations related to the recovery of regulatory assets.

Other income decreased $6.7 million between periods.  The current period reflects a $900,000 decrease in COLI policy cash surrender values net of recognized death benefits, while the prior twelve-month period included $5.7 million of COLI-related income. Net interest deductions decreased $2.9 million between periods primarily due to the redemptions of $65 million of Industrial Development Revenue Bonds (“IDRBs”) in November 2014, $31.2 million of IDRBs in May 2015, and $20 million of IDRBs in September 2015.
Construction Services Segment Results
First Quarter
Revenues increased $25 million between quarters, due to incremental work that was able to be completed as a result of favorable weather conditions in several operating areas.  Construction expenses increased $18.5 million between quarters primarily due to the incremental work noted above.  However, the increase in these expenses overall was

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mitigated by construction expenses of the prior-year quarter that were impacted by a $5.6 million loss reserve on an industrial project in Canada.

Depreciation and amortization expense increased $823,000 between quarters due to depreciation on new equipment purchased to support incremental work.  Net interest deductions decreased $390,000 between quarters primarily due to a reduction in average outstanding borrowings.

Twelve Months to Date

Revenues increased $235 million between periods primarily due to additional pipe replacement work in the current period and to a full year of incremental revenues from the companies acquired in October 2014 ($72.5 million).  Favorable weather conditions in several operating areas during the first quarter of 2016 and the fourth quarter of 2015 provided an extended construction season.  Construction expenses increased $208 million between periods due to additional pipe replacement work during the twelve months ended March 31, 2016 and incremental construction costs associated with the acquired companies.

Depreciation and amortization expense increased $6.2 million between periods primarily due to amortization of intangible assets recognized from the acquisition and depreciation of equipment purchased to support the additional volume of work.  Net interest deductions increased $2 million between periods primarily due to higher outstanding borrowings associated with the acquisition in October 2014.

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Outlook for 2016 – 1stQuarter 2016 Update
Natural Gas Segment:
•
Operating margin for 2016 is anticipated to benefit from customer growth (similar to 2015), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce approximately 3% in incremental margin.  Additionally, new rates established to recover Nevada conservation and energy efficiency program costs are expected to increase margin by approximately $11 million, but will be offset by a similar increase in amortization expense.

•
Operations and maintenance expense is expected to increase modestly as compared to 2015 due to increased general costs, pipeline integrity management and damage prevention programs, and costs associated with customer growth.  These increases will be mitigated by a decrease in pension costs.  Depreciation and general taxes should increase consistent with the growth in gas plant in service (approximately 5% to 6%) plus the amortization of Nevada conservation and energy efficiency program costs noted above.

•	Operating income is expected to increase by 4% to 5% between years.
•
Net interest deductions for 2016 are expected to be approximately $5 million to $7 million higher than 2015, primarily due to an anticipated increase in average outstanding debt associated with the financing of capital expenditures.

•
Changes in cash surrender values of COLI policies will continue to be subject to volatility.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

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•	Capital expenditures in 2016 are estimated at $460 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Construction Services Segment:
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Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that can sustain and grow its business.  Revenues for 2016 are anticipated to be 3% to 7% greater than 2015 levels.

•	Operating income is expected to be approximately 5.5% to 6% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2016 are expected to be between $6.5 million and $7.5 million.
•	These collective expectations are before consideration of the portion of earnings attributable to the noncontrolling interests. Additionally, changes in foreign exchange rates could influence results.

Southwest Gas Corporation provides natural gas service to 1,964,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire. The statements in this press release are made as of the

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date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2016	2015

Consolidated Operating Revenues	$731,248	$734,220

Net Income	$75,446	$71,983

Average Number of Common Shares Outstanding	47,437	46,612

Basic Earnings Per Share	$1.59	$1.54

Diluted Earnings Per Share	$1.58	$1.53

TWELVE MONTHS ENDED MARCH 31,	2016	2015

Consolidated Operating Revenues	$2,460,653	$2,247,531

Net Income	$141,780	$142,326

Average Number of Common Shares Outstanding	47,196	46,537

Basic Earnings Per Share	$3.00	$3.06

Diluted Earnings Per Share	$2.98	$3.03

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2016	2015	2016	2015

Results of Consolidated Operations
Contribution to net income - gas operations	$77,583	$78,921	$110,287	$123,194
Contribution to net income (loss) - construction services	(2,137)	(6,938)	31,493	19,132
Net income	$75,446	$71,983	$141,780	$142,326

Basic earnings per share	$1.59	$1.54	$3.00	$3.06
Diluted earnings per share	$1.58	$1.53	$2.98	$3.03

Average outstanding common shares	47,437	46,612	47,196	46,537
Average shares outstanding (assuming dilution)	47,763	47,036	47,562	46,986

Results of Natural Gas Operations
Gas operating revenues	$525,100	$553,115	$1,426,624	$1,448,709
Net cost of gas sold	213,600	253,762	523,647	567,741
Operating margin	311,500	299,353	902,977	880,968
Operations and maintenance expense	100,797	95,510	398,486	376,834
Depreciation and amortization	60,745	53,675	220,525	206,336
Taxes other than income taxes	14,013	12,997	50,409	48,793
Operating income	135,945	137,171	233,557	249,005
Other income (deductions)	1,755	2,602	1,445	8,155
Net interest deductions	16,230	16,096	64,229	67,168
Income before income taxes	121,470	123,677	170,773	189,992
Income tax expense	43,887	44,756	60,486	66,798
Contribution to net income - gas operations	$77,583	$78,921	$110,287	$123,194

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2016

FINANCIAL STATISTICS
Market value to book value per share at quarter end	189%
Twelve months to date return on equity -- total company	9.0%
-- gas segment	7.4%
Common stock dividend yield at quarter end	2.7%
Customer to employee ratio at quarter end (gas segment)	892 to	1

GAS OPERATIONS SEGMENT
Authorized
Authorized	Authorized	Return on
Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,070,117	8.95%	9.50%
Southern Nevada	825,190	6.46	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
THREE MONTHS ENDED	TWELVE MONTHS ENDED
MARCH 31,	MARCH 31,
(In dekatherms)	2016	2015	2016	2015
Residential	34,322,078	28,944,670	70,919,475	61,365,262
Small commercial	11,324,782	10,269,944	29,566,621	27,619,668
Large commercial	2,758,243	2,850,363	9,136,298	9,360,399
Industrial / Other	850,265	817,831	3,129,701	3,274,770
Transportation	23,397,589	20,171,973	106,796,356	89,842,626
Total system throughput	72,652,957	63,054,781	219,548,451	191,462,725

HEATING DEGREE DAY COMPARISON
Actual	957	722	1,724	1,320
Ten-year average	1,021	1,044	1,752	1,783

Heating degree days for prior periods have been recalculated using the current period customer mix.